Exhibit 99.5

Dear Etablissements Emile Llau Shareholders,

You have entrusted us at the last shareholders meeting with the audit of your financial statements. Hereby we present to you the results of the annual report of the fiscal year ending December 31, 2007, containing the following information:

•	Presentation of Etablissements Emile Llau’s key accounts, which are attached to this report.

•	Explanation of our observations.

•	Specific verification and legal information

The annual financial statements have been determined by the President. Based on the analysis of the financial statements, we have the following opinion about them

To the Shareholders

of Etablissements Emile Llau.:

1.	AUDITORS’ REPORT ON FINANCIAL STATEMENTS

We have audited the financial statements based on the French professional standards. Such standards require various diligences that permit to obtain reasonable certainty that the financial statements do not fall into significant anomalies. Our responsibility as auditors consists on expressing an opinion on the financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the evidence supporting the financial statements and evaluation of their presentation, of the accounting policies applied and of the estimates made. We estimate that our reasonable controls support certainty the opinion expressed below.

We certify that the financial statements, based on the French accounting principles, are regular, proper and present a fair financial position as a result of the operations occurred during the finished year as well as the financial situation and equity at the end of this exercise.

2.	APPRECIATIONS OBSERVED

According to the application disposed on the article L.823-9 of the Commercial Code in relation with the justification of our appreciations, we present to your comprehension the following elements:

The note “Stock” in the appendix present the rules and accounting principles related to Stock valuation.

Taking into account our appreciations frame of the rules and accounting principles used by your enterprise, we have verified the proper character of the accounting methods expressed below and the information presented on the appendix, we ensure its proper application.

Taking into account our appreciations of our audit frame of the financial statements at 31 december 2007, we estimate that your accounts are based on significant accounting estimations which may be susceptible to further justifications, we found it on “Suppliers not yet received/processed”.

Our work is limited by validating the data and the hypothesis which support these estimations, and validating the calculations effectuated by the enterprise and compare the next-year accounting estimations with the actual ones. We have proceeded to the reasonable appreciation of these estimations.

The appreciations presented are based on the auditing request of validating the financial statements considered as a whole, and have contributed to our unqualified opinion expressed of the first reporting part.

3.	VERIFICATIONS AND SPECIFIC INFORMATION

We have proceeded in conformation with the French professional accounting standards to the specific verifications expected by the law.

We do not have any indication about the fairness and agreement between the financial statements and the information expressed on the President’s annual report and the documents to the shareholders regarding the financial statements and financial situation.

Toulose, 30 May 2008

ETABLISSEMENTS EMILE LLAU

INDEPENDENT AUDITORS’ REPORT

FOR THE YEAR ENDED DECEMBER 31, 2006

Societe Anonyme au Capital de 208.000 € - RCS Toulouse B 384 208 831

Instrite au Tableau de I’Ordre des Experts-comptables de Toulouse Midi-Pyrénées	Associés:	Pierre d’ Agrain	pdgrain@exco.fr
Membre de la Compagnie des Commissaires aux Comples de Toulouse		Georgette Ségala	gsegala@exco.fr

Bureau secondaire : 17, rue du Temple - 31250 Revel

To the Stockholders of ETABLISSEMENTS EMILE LLAU SAS:

We have audited the accompanying balance sheets of ETABLISSEMENTS EMILE LLAU SAS (the “Company”) as of December 31, 2006, 2005 and 2004, and the related statements of income for the years then ended, all expressed in euros. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ETABLISSEMENTS EMILE LLAU SAS as of December 31, 2006, 2005 and 2004, and the funds obtained and applied by them and the results of their operations for the years then ended, in conformity with accounting principles generally accepted in France.

Accounting principles generally accepted in France vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for years ended December 31, 2006, 2005 and 2004, and the determination of stockholders’ equity and financial position as of December 31, 2006, 2005 and 2004 to the extent summarized in Note 1.

Toulouse, July 16, 2007

The Statutory Auditor

/s/ D’AGRAIN & ASSOCIES
D’AGRAIN & ASSOCIES
Pierre d’ Agrain

	Gross	Prov. Deprec	12/31/2007	Gross	Prov. Deprec	12/31/2006	12/31/2005
Suscripted but not demanded capital

FIXED ASSETS

Intangible assets
Start-up expenses
Research and Development costs
Allowances, Patents and other Rights	15,713	13,232	2,480	14,643	11,317	3,325	2,339
Goodwill	971,044		971,044	968,043		968,043	968,043
Other intangible assets
Advanced payments of fixed assets

Tangible fixed assets
Lands	470,409	29,089	441,321	409,929	25,666	384,262	387,685
Other structures (Buildings)	2,565,792	1,484,405	1,081,387	2,499,048	1,397,952	1,101,095	960,513
Technical Facilities, Tools and Machinery	3,342,670	2,639,598	703,071	2,933,987	2,486,590	447,396	511,254
Other tangible fixed assets	1,237,327	936,156	301,171	1,087,338	879,305	208,032	244,120
Work-in process fixed assets	43,418		43,418
Advanced Payments

Financial assets
Other shareholdings	143,279		143,279	143,279		143,279	143,279
Other financial securities
Loans	0			15,379		15,379	23,583
Other financial assets	8,077		8,077	8,077		8,077	6,637

TOTAL	8,797,728	5,102,480	3,695,248	8,079,726	4,800,832	3,278,893	3,247,456

CURRENT ASSETS

Stocks
Procurements in raw material	474,754		474,754	473,245		473,245	411,535
Work-in process inventories
Work-in process services
Finished and unfinished products
Inventories

Advanced Payments spillage

Debtors
Customers, other accounts receivable	7,760,750	166,126	7,594,624	6,185,146	161,869	6,023,276	5,398,032
Other accounts receivable	725,694		725,694	594,888		594,888	214,968
Subscripted and demanded Capital, not payed
Others
Cash	456,825		456,825	1,170,534		1,170,534	581,473
Regularization account
Advanced expenses	28,523		28,523	26,456		26,456	39,405

TOTAL	9,446,547	166,126	9,280,421	8,450,271	161,869	8,288,402	6,645,416

TOTAL ASSETS	18,244,275	5,268,606	12,975,668	6,529,997	4,962,702	11,567,295	9,892,872

	12/31/2007	12/31/2006	12/31/2005
OWN FUNDS
Capital	215,253	215,253	215,253
Additional paid-in capital	1,128,449	1,128,449	1,128,449
Appreciation Variation
Legal Reserves	21,525	21,525	21,525
Statuary reserves
Reglamentary reserves
Other reserves	3,691,395	2,870,282	2,444,971
Result for the year (loss or income)	684,457	821,113	425,311
Grant for Research	4,973	11,527	18,083

TOTAL	5,746,052	5,068,151	4,253,592

OTHER OWN FUNDS

TOTAL	0

PROVITION FOR RISK AND EXPENSES
Provition for risks			108,655
Provisión para expenses

TOTAL	0		108,655

DEBTS
Debts with financial institutions	42,559	105,156	532,721
Other financial debts			41,343
Advanced Payments
Suppliers	6,515,026	5,604,499	3,828,433
Tax payables	588,277	783,065	554,263
Fixed assets payables	83,754	5,259	573,863
Other debts	0	1,162

REGULARIZATING ACCOUNTS
Advanced revenues

TOTAL	7,229,616	6,499,143	5,530,624

TOTAL CREDIT	12,975,668	11,567,295	9,892,872

	2007	2006	% CA	2005	% CA
Inventory-sales
Good-sales	36,030,439.97	27,349,300.00	94.29	18,700,960.00	90.84
Service-sales	1,781,883.85	1,656,189.00	5.71	1,885,910.00	9.16

Business Amount, net	37,812,323.82	29,005,489.00	100.00	20,586,871.00	100.00

Production in stock
Fixed production
Operating subsidies
Overgrant and depreciation transferred for the year	59,256.73	113,306.00	0.39	23,657.00	0.11
Other incomes (1)	1,060.87	27.00		36,211.00	0.18

Total Operating Revenues (2)	37,872,641.42	29,118,822.00	100.39	20,646,740.00	100.29

Inventory-purchase
Variación existencias de mercaderias
Raw material amd procurements purchase	27,081,632.29	18,653,011.00	64.31	11,657,488.00	56.63
Variation of raw material and procurements stock	-1,508.75	-61,709.00	-0.21	195,064.00	0.95
Other procurements and external expenses (3)	7,490,189.13	7,364,916.00	25.39	5,758,936.00	27.97
Taxes	298,406.55	257,310.00	0.89	265,227.00	1.29
Personnel expenses	1,076,719.19	952,750.00	3.28	1,080,634.00	5.25
Social Charges	524,439.14	452,925.00	1.56	539,997.00	2.62
Fixed depreciation and amortization expense	345,877.10	324,096.00	1.12	353,591.00	1.72

Provition for Current assets expense	6,191.07	16,480.00	0.06	69,040.00	0.34
Provition for risk and expense expenses				108,655.00	0.53
Other expenses	6,653.47	977.00		2,751.00	0.01

Total Operating Loss (4)	36,828,599.19	27,960,759.00	96.40	2,031,386.00	97.30

INCOME FROM ORDINARY ACTIVITIES	1,044,042.23	1,158,063.00	3.99	615,354.00	2.99

Financial assets incomes (5)	12,672.53	39,596.00	0.14
Income from other financial assets (5)				1,354.00	0.01
Other interests and similar income (5)	38,413.61	28,455.00	0.10
Exchange Income

TOTAL FINANCIAL REVENUES	51,086.14	68,051.00	0.23	1,354.00	0.01

Depreciation and amortization financial expense
Interests and similar expenses	25,011.51	30,217.00	0.10	78,686.00	0.38
Exchange losses

TOTAL FINANCIAL EXPENSES	25,011.51	30,217.00	0.10	78,686.00	0.38

FINANCIAL RESULT	26,074.63	37,833.00	0.13	-77,332.00	-0.38

ORDINARY INCOME BEFORE TAXES	1,070,116.86	1,195,896.00	4.12	538,021.00	2.61

Extraordinary revenues in gestión operations		4,143.00	0.01
Extraordinary revenues in capital operations	14,420.32	21,282.00	0.07	22,062.00	0.11
Overprovition transferred for the year		8,260.00	0.03

Total extraordinary revenues (7)	14,420.32	33,686.00	0.12	22,062.00	0.11

Extraordinary expenses in gestión operations (6 bis)	4,165.42	10,039.00	0.03	23,439.00	0.11
Extraordinary expenses in capital operations	37,650.60	1,596.00	0.01	11,337.00	0.06
Depreciation and amortization extraordinary expenses

Total extraordinary expenses (7)	41,816.02	11,635.00	0.04	34,776.00	0.17

EXTRAORDINARY RESULT	-27,395.70	22,050.00	0.08	-12,714.00	-0.06

Corporate income tax	358,264.00	396,834.00	1.37	99,996.00	0.49

TOTAL REVENUES	37,938,147.88	29,220,560.00	100.74	20,670,157.00	100.40

TOTAL EXPENSES	37,253,690.72	28,399,446.00	97.91	20,244,845.00	98.34

RESULT FOR THE YEAR	684,457.16	821,113.00	2.83	425,311.00	2.07

NEWARK GROUP EUROPE

EQUITY AFFILIATES

RECONCILIATION

COMPANY	ETS. LLAU SAS

	NET INCOME			SHAREHOLDERS EQUITY
EUROS	YEAR ENDED			YEAR ENDED
	12/31/2007	12/31/2006	12/31/2005	12/31/2007	12/31/2006	12/31/2005
INCOME STATEMENT
NET INCOME AS SHOWN IN THE FINANCIAL STATEMENTS	684,457	821,113	425,311	5,746,052	5,068,151	4,253,592
ITEMS HAVING EFFECT OF INCREASING REPORTED INCOME GOODWILL AMORTIZATION	0	0	0	0	0	0
ITEMS HAVING EFFECT OF DECREASING REPORTED INCOME

NET INCOME ACCORDING TO US GAAP	684,457	821,113	425,311	5,746,052	5,068,151	4,253,592

ETS. LLAU SAS

CONSOLIDATED STATEMENTS OF CASH FLOWS

EUROS

	FOR THE 12 MONTHS
	12/31/2007	12/31/2006	12/31/2005
OPERATING ACTIVITIES:
Net earnings	684,457	821,113	425,311
Adjustments to reconcile net earnings to net cash provided by operating activities:
Loss on sales of marketable securities
Depreciation of property, plant and equipment	345,877	324,096	353,591
Amortization of other assets
(Gain) loss on sale of property, plant and equipment
Advances to & investments in subsidiaries
Equity in net earnings
Deferred income taxes		0	0
Changes in assets and liabilities excluding the effects of acquisitions:
Decrease/(increase) in marketable securities		0	0
Decrease/(increase) in accounts receivable	-1,702,154	-1,005,164	-995,781
Decrease/(increase) in inventories	-1,509	-61,710	195,064
Decrease/(increase) in other current assets		0	0
Decrease/(increase) in intercompany activities-us		0	0
Decrease/(increase) in other assets	-2,067
Decrease/(increase) in Goodwill/Step Up for Additional purchase price		0	0
Increase/(decrease) in accounts payable and accrued expenses	730,473	968,519	131,407
Increase/(decrease) in other liabilities		0	0

Net cash provided by operating activities	55,077	1,046,854	109,592

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of long term investments-SALE OF BRTAKO
Proceeds from sale of marketable securities
Business acquisitions net of cash acquired	0	0	0
Capital expenditures	-768,786	-457,793	-452,978
FINANCIAL INVESTMENTS			0
Proceeds from sale of property, plant and equipment
DIVIDENDS
Decrease/(increase) in restricted cash

Net cash used in investing activities	-768,786	-457,793	-452,978

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt		0	0
Proceeds from long-term debt
Deferred Financing Fees
Purchase of treasury stock

Net cash used in financing activities	0	0	0

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-713,709	589,061	-343,386
CASH AND CASH EQUIVALENTS, beginning of period	1,170,534	581,473	924,859

CASH AND CASH EQUIVALENTS, end of period	456,825	1,170,534	581,473